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                                                                       EXHIBIT 8
                                 [LETTERHEAD OF]
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

                                919 THIRD AVENUE
                               NEW YORK 10022-3897
                                      -----

                               TEL: (212) 735-3000
                               FAX: (212) 735-2000






                                                                  March 18, 1998


Central Parking Finance Trust
c/o Central Parking Corporation
2401 21st Avenue South, Suite 200
Nashville, Tennessee 37212

Central Parking Corporation
2401 21st Avenue South, Suite 200
Nashville, Tennessee 37212

Re: Central Parking Finance Trust;
Central Parking Corporation
Offering of 5.25% Convertible Trust Issued
Preferred Securities

Ladies and Gentlemen:

         We have acted as a special tax counsel for Central Parking Corporation, a Tennessee corporation (the "Company"), and Central Parking Finance Trust, a statutory business trust organized under the Business Trust Act of the State of Delaware (Del. Code Ann., tit. 12, ss.3810) (the "Trust"), in connection with the offering of (i) aggregate amount of 4,000,000 (4,400,000 if the Initial Purchasers' over-allotments option is exercised in full), 5.25% Convertible Trust Issued Preferred Securities (the "Preferred Securities") (liquidation amount of $25 per Preferred Security) of the Trust, representing undivided interests in the assets of the Trust; and (ii) $ 103,092,775 ($113,402,050 if the Initial Purchasers' over-allotments option is exercised in full) aggregate principal amount of 5.25% Convertible Subordinated Debentures due April 1st, 2028 of the Company (the "Convertible Debentures") to the Trust.

         The Preferred Securities are guaranteed (the " Preferred Securities Guarantee") by the Company with respect to the payment of distributions and payments upon liquidation,



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redemption and otherwise pursuant to, and to the extent set forth in, the
Preferred Securities Guarantee Agreement (" Preferred Securities Guarantee Agreement"), between the Company and Chase Bank of Texas, National Association, a Texas banking corporation, as a trustee for the benefit of the holders of the Convertible Preferred Securities.

         In connection with the issuance of the Preferred Securities, the Trust is also issuing 123,711 (136,082 if the Initial Purchasers' over-allotments option is exercised in full) of its convertible common securities (liquidation amount of $25 per common security) (the " Common Securities"), representing undivided beneficial interests in the assets of the Trust. The Common Securities are also guaranteed by the Company with respect to the payment of distributions and payments upon liquidation, redemption and otherwise pursuant to, and to the extent set forth in, the Common Securities Guarantee Agreement ("Common Securities Guarantee Agreement"), between the Company and Chase Bank of Texas, National Association, a Texas banking corporation, as a trustee for the benefit of the holders of the Common Securities.

         The Preferred Securities and the Common Securities are being issued pursuant to the Amended and Restated Deceleration of Trust (the "Trust Agreement"), dated March 18, 1998, among the Company, as a trust sponsor and as the issuer of the Convertible Debentures to be held by the Property Trustee (as defined below) of the Trust, Chase Manhattan Bank Delaware, as Delaware trustee, Chase Bank of Texas, National Association, a Texas banking corporation as property trustee (the "Property Trustee") and Monroe J. Carell, Jr., James H. Bond and Andrew M. Paalborg, as administrative trustees.

         The entire proceeds from the sale of the Preferred Securities and the Common Securities are to be used by the Trust to purchase the Convertible Debentures. The Convertible Debentures are to be issued pursuant to an Indenture (the "Indenture") between the Company and Chase Bank of Texas, National Association, as trustee (the "Indenture Trustee").

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Offering Circular dated March, 13, 1998 for the Preferred Securities ("Offering Circular"); (ii) the certificate of trust of the Trust (the "Certificate of Trust") filed by the Trust with the Secretary of State of the State of Delaware on February 18, 1998; (iii) the form of Trust Agreement (including the designations of the terms of the Preferred Securities annexed thereto); (iv) the form of the Preferred Securities Guarantee Agreement, (v) the form of the Indenture; (vi) the form of Convertible Debentures and a specimen certificate thereof; (vii) a specimen certificate representing the Common Securities; (viii) the form of the purchase agreement proposed to be entered into among the Company, the Trust and Bear, Stearns & Co. Inc., J.C. Bradford & Co., William Blair & Company LLC, NationsBanc Montgomery Securities LLC, SunTrust Equitable Securities (the "Purchase Agreement"); (ix) the form of the Preferred Securities and a specimen certificate thereof; and (x) the officer's certificate of the Company dated March 18, 1998. Furthermore, we have relied upon certain statements and representations made by officers of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and the Company and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.



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         In rendering our opinion, we have participated in the preparation of the Offering Circular. Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above, and the statements and representations made by the Company and the Trust. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. We also have assumed that the Trust Agreement, the Preferred Securities, the Guarantee Agreement, the Convertible Debentures, and the Indenture will be executed in substantially the form reviewed by us and that the transactions related to the issuance of the Preferred Securities, the Common Securities, the Convertible Debentures and the Conversion Shares will be consummated in the manner contemplated by the Offering Circular.

         In rendering our opinion, we have considered the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (proposed, temporary and final) promulgated thereunder, judicial decisions and Internal Revenue Service rulings, all of which are subject to change, which changes may be retroactively applied. A change in the authorities upon which our opinion is based could affect our conclusions. There can be no assurances, moreover, that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

         Based solely upon the foregoing, we are of the opinion that under current United States federal income tax law:

         (1) The Trust will be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.


         (2) Although the discussion set forth in the Offering Circular under the caption "UNITED STATES FEDERAL INCOME TAXATION" does not purport to discuss all possible United State federal income tax consequences of the purchase, ownership, conversion and disposition of Preferred Securities, such discussion, although general in nature, constitutes in all material respects, a fair and accurate summary under current law of certain of the material United States federal income tax consequences of the purchase, ownership, conversion and disposition of Preferred Securities by a holder who purchased such Preferred Securities upon original issuance. The United State federal income tax consequences of an investment in the Preferred Securities by a United States investor will depend upon that holder's particular situation, and we express no opinion as to the completeness of the discussion set forth in "UNITED STATES FEDERAL INCOME TAXATION" as applied to any particular holder.


                  Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the issuance of the Convertible Debentures, the Preferred Securities, the Common Securities or of any transactions related to or contemplated by such issuance. This opinion is solely for your benefit in connection with the



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Offering except as set forth below, is not to be used, circulated, quoted or otherwise referred to for any purpose without our prior written consent. We hereby consent to the use of our name under the heading "Legal Matters" in the Offering Circular. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.


                                                 Very truly yours,